Exhibit 12
AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars in Millions)

	Year ended December 31,
	2014	2013	2012	2011	2010
Earnings before income taxes	$626	$689	$537	$558	$694
Undistributed equity in (earnings) losses of investee	(10)	—	(1)	1	3
Losses of managed investment entities attributable to noncontrolling interest	51	26	98	24	64
Fixed charges:
Interest on annuities	648	531	541	510	444
Interest expense	73	71	75	74	69
Debt discount, expense and other fixed charges	1	1	12	13	11
Portion of rentals representing interest	22	19	16	18	14
EARNINGS	$1,411	$1,337	$1,278	$1,198	$1,299

Fixed charges:
Interest on annuities	$648	$531	$541	$510	$444
Interest expense	73	71	75	74	69
Debt discount, expense and other fixed charges	1	1	12	13	11
Portion of rentals representing interest	22	19	16	18	14
FIXED CHARGES	$744	$622	$644	$615	$538

Ratio of Earnings to Fixed Charges	1.90	2.15	1.98	1.95	2.42

Earnings in Excess of Fixed Charges	$667	$715	$634	$583	$761

E-2